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                                                                    EXHIBIT 3.2

                              ARTICLES OF AMENDMENT
                        TO THE ARTICLES OF INCORPORATION
                                       OF
                             SAF T LOK INCORPORATED

Pursuant to Section 607.1006 of the Business Corporation Act of the State of Florida, the undersigned, being the President of SAF T LOK INCORPORATED, a Florida corporation (the "Corporation"), a corporation organized and existing under and by virtue of the Business Corporation Act of the State of Florida bearing Document #L01153 does hereby certify:

         The Board of Directors and majority of the Shareholders approve the amendment to the Corporation's Articles of Incorporation as follows:

         Article IV of the Corporation's Articles of Incorporation as amended and restated shall be deleted in its entirety and replaced with the following:

                                   ARTICLE IV
                                  CAPITAL STOCK

         The maximum number of shares that this Corporation shall be authorized to issue and have outstanding at any one time shall be thirty million (30,000,000) shares of Common Stock, par value $.0l per share, all of which shares shall be issued and fully paid and non-assessable.

         1. The foregoing amendment was adopted by Written Consent by the Board of Directors on November 15, 1999, pursuant to Section 607.0821 of the Florida Business Corporation Act.

         2. An annual meeting of the Shareholders of the Corporation was held on February 7, 2000, at which the foregoing amendment was submitted to the Corporation's Shareholders and adopted by holders of a majority of the outstanding voting power of the Corporation pursuant to Section 607.0701 of the Florida Business Corporation Act. Therefore, the number of votes cast for the amendment to the Corporation's Articles of Incorporation was sufficient for approval.


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         IN WITNESS WHEREOF, said Corporation has caused this Amendment to be signed in its name by its President and Chief Executive Officer this 4th day of April 2000.


                                          /s/ Franklin W. Brooks
                                          ------------------------------------
                                          FRANKLIN W. BROOKS
                                          President and Chief Executive Officer